Exhibit 99.1

Delphi Expands its Board to Include Bethany Mayer

GILLINGHAM, England - (August 13, 2015) - Delphi Automotive PLC (NYSE: DLPH) announced today it has named Bethany J. Mayer to its board of directors effective Oct. 1.
Mayer is the president and chief executive officer of Ixia, a provider of comprehensive network solutions. Ixia specializes in helping organizations build secure network architectures designed to mitigate security breaches throughout the network’s lifecycle.
“Bethany’s technical expertise and extensive corporate background will help further Delphi’s mission as we continue to focus on vehicle connectivity and automotive software,” said Rajiv Gupta, Delphi chairman of the board. “We look forward to her insight and guidance on the Delphi board of directors.”
Prior to joining Ixia in 2014, Mayer held several key executive roles at Hewlett-Packard Co. (HP), most recently serving as HP’s senior vice president and general manager of its Network Functions Virtualization (NFV) business and leading the company’s NFV initiative.
Throughout her career with HP, Mayer held numerous leadership positions including senior vice president and general manager of HP’s Networking Business unit and vice president, marketing and alliances for HP’s Enterprise Servers, Storage and Networking Group. Mayer has extensive experience working in the technical industry, holding positions at companies such as Cisco Systems, Apple Computer and Lockheed Martin.
Mayer has a bachelor of science degree in political science from Santa Clara University and an MBA from California State University, Monterey Bay.

About Delphi
Delphi Automotive PLC (NYSE: DLPH) is a leading global technology company for automotive and commercial vehicle markets delivering solutions that help make vehicles safe, green and connected. Headquartered in Gillingham, U.K., Delphi operates technical centers, manufacturing sites and customer support services in 33 countries. Visit www.delphi.com.

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CONTACTS

Investor Contact:
Jessica Holscott, 248.813.2312
Jessica.Holscott@delphi.com

Media Contact:
Andrea Knapp, 248.813.1226
Andrea.Knapp@delphi.com